UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

WILLIAM A. CARTER

WAYNE SPRINGATE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement (the “Proxy Statement”) and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

The information contained herein supplements the Proxy Statement filed with the SEC with respect to the Annual Meeting.

As a result of Mr. Springate’s agreement to be named and to include his statements in the press release that appears below and related collaboration, he may be deemed a participant in the Kellner Group’s solicitation.

Mr. Springate’s principal occupation is managing member of WLJ Holdings LLC, a company specializing in building healthcare companies in certain niches for unmet needs. Mr. Springate’s principal business address is 7 Chestnut Road, Lake Harmony, PA 18624 and the address of WLJ Holdings LLC is PO Box 111, Lake Harmony, PA 18624. Mr. Springate is the beneficial owner of 4,660 shares of AIM’s common stock. He may be deemed to have a substantial interest in the election of directors due to the potential for future collaboration with the Kellner Group Nominees if elected, although no specific role or compensation has been discussed.

Additionally, (i) during the past ten (10) years, Mr. Springate has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) except as described above, he does not directly or indirectly beneficially own any securities of the Company; (iii) he does not own any securities of the Company of record but not beneficially; (iv) he has not purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by him would be represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) he is not, and has not been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of his owns beneficially, directly or indirectly, any securities of the Company; (viii) he does not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) neither he nor any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) except as described above, neither he nor any of his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) except as described above, he does not have a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the annual meeting of stockholders.

In a previous supplement to the Proxy Statement filed as definitive additional materials on December 10, 2024, we noted that Dr. William A. Carter may be deemed a participant in the Kellner Group’s solicitation and provided certain related discloses. In addition to those disclosures, we note that Dr. Carter could be considered to have a substantial interest in the election of directors due to his agreement to serve as Chair of the Scientific Advisory Board if the Kellner Group Nominees are elected, although no compensation for this role has been discussed.

On December 12, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Announces Support from Another Former AIM Senior Executive

Follows Announcement Earlier this Week that Ampligen Co-Founder and Former AIM CEO Agreed to Join Scientific Advisory Board if Kellner Group Nominees Are Elected

Kellner Group Reiterates Plan to Revitalize AIM, Accelerate Clinical Development and Restore Value for Stockholders

Kellner Group Urges Stockholders of AIM Immunotech to Vote the Gold Card

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

New York, New York, December 12, 2024: Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”) today issue the following press release in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM).

Former AIM Executive Wayne Springate Announces Support of Kellner Group Nominees

Wayne Springate, a former Senior Vice President and officer of AIM, is publicly declaring his support for the changes in leadership and voting for all of the Kellner Group Nominees on the Gold proxy card in the ongoing proxy contest. Mr. Springate served as an officer and held various leadership positions at AIM for eighteen years, from 2002 through 2020, most recently as Vice President of Special Projects. With decades of experience in the biopharma/health care sector, Springate remains committed to advancing innovative solutions and advocating for value creation in the Healthcare industry.

Mr. Springate is the second former AIM executive to support the Kellner Group’s efforts in the past week, following the announcement that Ampligen co-founder and former AIM CEO Dr. Carter agreed to join the Scientific Advisory Board if the Kellner Group Nominees are elected.

“I strongly support the necessary change in board composition and believe that each of the Kellner Group Nominees can work together to drive significant change at AIM and create value for stockholders,” said Springate. “Having been with AIM for many years, holding senior positions, I had firsthand experience with the company’s incredible potential. When I left over three years ago, AIM was well-positioned for success. The company had the opportunity to advance its clinical studies, manufacture Ampligen and Alferon at its state-of-the-art facility in New Brunswick, and drive shareholder value. I believe the Kellner Group Nominees can lead AIM to finally realizing its great potential.”

“The Kellner Group’s proposals offer the opportunity for fresh perspectives, expertise, and a clear vision to turn AIM around. It’s time to bring in new leadership that prioritizes shareholders and the future of Ampligen,” concluded Springate.

Ted Kellner said the following in response to Mr. Springate’s announcement of support: “The Kellner Group thanks Wayne for publicly declaring his support for our efforts. We look forward to collaborating with him to leverage his valuable expertise and experience with AIM to advance clinical efforts and create value for stockholders. The incumbent Board under the leadership of Equels has resisted change at all costs and destroyed stockholder value and imperiled AIM’s financial condition and viability through their self-interested entrenchment efforts.”

Kellner continued “Together with the previously announced support of Dr. Carter, Wayne’s support demonstrates our collaborative approach to revitalizing AIM’s clinical program and leading a turnaround effort. The incumbent Board has torn AIM down. We will draw upon all available expertise to build it back up in the interest of all stockholders. We stand ready and able to work together constructively with anyone who shares those goals and will work in good faith to achieve them.”

Kellner Group Reiterates Plan to Create Value for Stockholders

There is no question that the incumbent Board has completely failed stockholders. Over almost nine years, they have overseen a 99+%1 decline in stockholder value, breached their fiduciary duties, wasted assets in their self-interested entrenchment efforts, attacked investors and lead an aimless and flawed clinical strategy. The end result is a company on the brink of insolvency with no viable financing options and a stalled clinical program with no clear path to regulatory approvals and commercialization. The incumbent Board has no plan to change any of this. Against all reason, they simply ask stockholders to trust them with the same old promise that progress is right around the corner. But their record of consistent failure speaks for itself and stockholders know better.

The Kellner Group will implement a responsible plan to turn around AIM’s fortunes by stabilizing its financial situation, revitalizing its clinical program and restoring value to stockholders.

First and foremost, the Kellner Group will stabilize AIM and ensure it has the financial resources to continue to function. It is imperative that AIM raise significant funding in a sustainable way given the tremendous damage the incumbent Board has caused to the Company’s financial condition. The incumbent Board simply does not have the credibility, skills, networks or resources to raise the capital that AIM needs.

Collectively, the Kellner Group Nominees have raised over $1.0 billion in investment capital in the past. They have the resources and networks to successfully raise funds and provide the necessary runway to finally start creating value for stockholders and investing in Ampligen.

The incumbent Board has repeatedly tried to mislead stockholders about Mr. Kellner’s intentions by claiming he will exploit AIM’s resources to reimburse himself. This could not be further from the truth. All of the Kellner Group Nominees are committed to acting as responsible fiduciaries to financially stabilize AIM and create value in the interest of all stockholders, in contrast to the incumbent Board members that have violated their fiduciary duties by acting in their own self-interest and committed gross waste and value destruction in the process. Mr. Kellner is committed to using his resources and network to make real progress towards value creation and commercialization if the Kellner Group Nominees are elected.

The incumbent Board’s financing efforts have been extremely dilutive and involved ATMs, equity lines and excessive warrant coverage.2 They have not attracted long-term financing and created massive overhang and downward pressure on the stock price. To the extent financing has been raised, it has been squandered on self-interested entrenchment efforts and wasteful G&A and compensation.3

The Kellner Group Nominees will draw on their decades of collective experience successfully creating value for investors, and the trust, credibility and relationships they have built in the process, to attract long-term investment to AIM and direct that funding into a focused clinical program. By being transparent with stockholders about AIM’s clinical program and setting clear goals and timelines, we believe we can earn the trust of investors and continue to attract capital. The contrast with the incumbent Board could not be clearer.

With AIM’s financial condition stabilized, the Kellner Group Nominees can implement their plan to revitalize AIM’s clinical program. As we have stated before, we will lead a comprehensive review of the available data on Ampligen and the status of the various ongoing and past trials. This work will begin right away and will proceed with the appropriate urgency. We intend to work with AIM’s existing personnel, but also utilize outside experts in oncology and other relevant fields. The support of Dr. Carter and Mr. Springate demonstrates that we can attract the right people to constructively work toward turning AIM around and generating value for stockholders. Mr. Kellner will also leverage his relationships with top Midwest research hospitals through his role on the board of the Medical College of Wisconsin.

[1]	Stock prices included herein are based on historical data available at nyse.com, which data with respect to the Company account for reverse stock splits of 1 for 12 in 2016 and 1 for 44 in 2019.
[2]	See the definitive proxy statement filed by the Kellner Group with the Securities and Exchange Commission (the “SEC”) on November 6, 2024 (the “Proxy Statement”), pgs. 15-16.
[3]	See the Proxy Statement, pgs. 16-18.

Our plan is designed to deliver measurable progress and stockholder value while maintaining fiscal discipline. With the same, or even less, financial resources that the incumbent Board has squandered, the Kellner Group will reallocate funds from wasteful General & Administrative (G&A) expenses to critical Research & Development (R&D) initiatives. By prioritizing advanced Company-sponsored trials for Ampligen in high-potential indications, the Kellner Group will focus AIM’s efforts on achieving actionable regulatory milestones and eventual commercialization. This disciplined approach will yield a targeted clinical strategy, stronger governance, and efficient use of stockholder capital to achieve meaningful progress. We will be transparent with stockholders and hold ourselves accountable.

The following actions will define our clinical approach:

•

We continue to believe that Ampligen has great potential in oncology. Based on the outcome of our independent review, we will identify the oncology indications with the highest potential outcomes and pursue at least one Company-sponsored Phase 2 trial (or the most advanced phase that is practical) as soon as we can. In making this decision, we will consider available preclinical and clinical data on safety and efficacy, timeline to regulatory approval and commercialization and potential value to patients and stockholders. In the near term, we will communicate our decision, our priority indications and explain our findings and rationale.

•

On a parallel process, in order to ensure that we are ready to launch our Company-sponsored trial(s) as soon as possible, we will evaluate contract manufacturing organization (CMO) and contract research organization (CRO) relationships to ensure that we have quality agreements in place to support our trial(s). Unless we are presented with compelling evidence to the contrary, for the reasons described in previous communications, we do not expect to work with Amarex as CRO on any new trials.

•

The funding for the first two actions will initially be generated by leveraging the relationships of the Kellner Group Nominees as described above, as well as by implementing immediate cost-saving measures and reallocating funds from G&A to R&D.

•

We also believe that there are opportunities to generate funding through pursuing programs that that are potentially closer to commercialization than AIM’s oncology programs, but that have not been pursued incumbent Board. We will evaluate each of the following programs to determine whether they are economically viable and could provide a near or medium term return that could help fund our oncology programs and/or otherwise benefit patients and stockholders.

•	ME/CFS – we will determine if another Phase 3 should be initiated in the near term based on feedback provided by the FDA in 2013.

•	Alferon N – we will determine whether to seek to restart production and commercialization of this FDA-approved product.

•	Ampligen in Argentina – we will determine if regulatory and operational efforts to launch commercial sales can be accelerated and generate meaningful revenues in the near term.

If the cost/benefit analysis on any of these programs does not support pursuing them, we will announce that and explain the rationale to stockholders. If we do not pursue one of these programs or we otherwise believe there may be opportunities to derive value through sales or out-licensing, we will pursue that as well.

•

Through all of this, we will regularly and clearly communicate with stockholders and be transparent about our goals, milestones and timelines. By doing this, and holding ourselves accountable, we believe we can demonstrate progress over time and earn the trust of the investment community. This will allow us to continue to attract quality long-term investment. At every step of the way, we will also explore whether licensing or partnership arrangements would be beneficial to help accelerate development or offset costs.

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement and additional proxy materials filed with the SEC. In addition to the information in those documents, we note that Dr. Carter could be considered to have a substantial interest in the election of directors due to his agreement to serve as Chair of the Scientific Advisory Board if the Kellner Group Nominees are elected, although no compensation for this role has been discussed. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.

As a result of Mr. Springate’s agreement to be named and to include his statements in this press release and related collaboration, he may be deemed a participant in the Kellner Group’s solicitation.

Mr. Springate’s principal occupation is managing member of WLJ Holdings LLC, a company specializing in building healthcare companies in certain niches for unmet needs. Mr. Springate’s principal business address is 7 Chestnut Road, Lake Harmony, PA 18624 and the address of WLJ Holdings LLC is PO Box 111, Lake Harmony, PA 18624. Mr. Springate is the beneficial owner of 4,660 shares of AIM’s common stock. He may be deemed to have a substantial interest in the election of directors due to the potential for future collaboration with the Kellner Group Nominees if elected, although no specific role or compensation has been discussed.

Additionally, (i) during the past ten (10) years, Mr. Springate has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) except as described above, he does not directly or indirectly beneficially own any securities of the Company; (iii) he does not own any securities of the Company of record but not beneficially; (iv) he has not purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by him would be represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) he is not, and has not been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of his owns beneficially, directly or indirectly, any securities of the Company; (viii) he does not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) neither he nor any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) except as described above, neither he nor any of his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) except as described above, he does not have a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the annual meeting of stockholders.